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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                 PACIFICARE HEALTH SYSTEMS TO OFFER SENIOR NOTES
                       AND ENTER INTO NEW CREDIT FACILITY

SANTA ANA, CALIF., JUNE 18, 2001 -- PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that it intends to offer $500 million of Senior Notes due 2011 (the "Notes") in a private placement and has received commitments from a group of lenders for a new $500 million senior secured credit facility.

The Company intends to use the proceeds from the sale of the Notes together with funds available under the new senior secured credit facility to repurchase the Company's outstanding $100 million of 7% Senior Notes due 2003 and to repay its existing credit facility. The Company expects the proposed Notes offering to commence in the near future.

The proposed new senior secured credit facility includes a 5-year revolving credit facility of $150 million and 7-year term loan of $350 million. The Company expects that the term loan will be fully drawn, and the revolving credit facility will be undrawn, at the closing of the refinancing.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes.


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